AMENDED AND RESTATED PROMISSORY NOTE

This Amended and Restated Promissory Note is intended to completely amend and restate the Promissory Note between the parties dated March 1, 2008, in the original principal amount of $15,550,000.00, under the terms and provisions set forth below:

Date:	July 7, 2009

Maker:	Nevada Gold & Casinos, Inc. (“NGC”)

Maker’s Mailing Address:	50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304

Holder/Payee:	Louise H. Rogers, as her separate property (“Rogers”)

Holder/Payee’s Mailing Address:	2512 Alta Mira
Tyler, Texas 75701-7301

The terms “Maker,” “Holder/Payee,” and other nouns and pronouns include the plural if more than one exists.  The terms “Maker” and “Holder/Payee” also include their respective heirs, personal representatives, and assigns.  NGC and Rogers are collectively referred to in this Note as the “Parties.”

Place for Payment (including county):	2512 Alta Mira
Tyler, Smith County, Texas 75701-7301

Principal Amount:	Six Million and No/100 Dollars ($6,000,000.00)

Annual Interest Rate:	Ten Percent (10%) through June 30, 2010, and from July 1, 2010, until maturity, Eleven Percent (11%)

Terms of Payment (principal and interest):	Interest payments only on or before the last day of each month, with the principal balance and all accrued interest due and payable on or before June 30, 2013 (the “Maturity Date”).

Annual Interest Rate on Matured, Unpaid Amounts:    Eighteen Percent (18%)

Security for Payment:	As set forth in the July 2009 Amended and Restated Security Agreement dated July 7, 2009 (the “ARSA”), which is incorporated by reference in this Note for all purposes as if fully set forth at length.

NGC promises to pay to the order of Louise H. Rogers at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above.  All unpaid amounts shall be due by the final scheduled payment date.

NGC reserves the right to prepay the entire principal due under this Note at any time prior to maturity without penalty, and interest shall cease on any amount so prepaid.

If NGC defaults in the payment of any installment of this Note, either of principal or interest, as the installment becomes due and payable, then in that event Rogers shall have the option to declare the entire unpaid balance of principal and accrued interest immediately due and payable.  NGC [and each surety, guarantor, and endorser] waives all notices, demands for payment, presentations for payment, notices of intent to accelerate maturity, notice of acceleration, protests, and notices of protest.  All definitions and provisions of the ARSA related to default and all other matters in the ARSA apply to this Note.

The Parties to this Note intend to comply with the usury laws applicable to this Note.  Accordingly, the Parties agree that no provision in this Note or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law.  If any excess interest is provided for or contracted for in this Note, or charged to NGC or any other person responsible for payment, or received by Rogers, or if any excess interest is adjudicated to be provided for or contracted for under this Note or adjudicated to be received by Rogers or her assignee or successor, then the Parties expressly agree that this paragraph shall govern and control and that neither NGC nor any other party liable for payment of the Note shall be obligated to pay the amount of excess interest.  Any excess interest that may have been collected shall be, at Rogers’ option, either applied as credit against any unpaid principal amount due or refunded to NGC.  The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then NGC shall pay Rogers’ actual attorney’s fees in addition to other amounts due.

This Note may not be amended or modified in any manner without the express written consent of Rogers or her attorney.

Maker:

Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges
Robert B. Sturges, Chief Executive Officer